EXHIBIT 4.7

                              BET HOLDINGS II, INC.
                         RESTATED STOCK OPTION AGREEMENT


         THIS RESTATED STOCK OPTION AGREEMENT, dated as of July 30, 1998, is made between BET HOLDINGS II, INC. (the "Company") and Debra L. Lee (the "Eligible Executive").

                                   WITNESSETH:

         WHEREAS, BET Holdings, Inc. has previously issued certain stock options ("Original Options") to the Eligible Executive to purchase shares of Class A common stock of BET Holdings, Inc.; and

         WHEREAS, the Company shall be the ultimate parent corporation in connection with the Agreement and Plan of Merger among Robert L. Johnson ("Johnson"), Liberty Media Corporation ("Liberty"), BTV Acquisition Corporation and BET Holdings, Inc.; and

         WHEREAS, pursuant to such Agreement and Plan of Merger and this Agreement, one-half of the outstanding Original Options held by the Eligible Executive as of the effective date of the transactions contemplated in the Agreement and Plan of Merger shall be cancelled and the Eligible Executive shall become entitled to receive in respect thereof a cash payment, which cash payment shall be determined by reference to the differential between (i) Sixty-Three Dollars ($63.00) multiplied by the number of shares of common stock of BET Holdings, Inc. which could otherwise have been purchased pursuant to the exercise of such cancelled Original Options and (ii) the aggregate exercise price attributable to all such cancelled Original Options; and

         WHEREAS, the Original Options previously issued to the Eligible Executive by BET Holdings, Inc. which are not so cancelled shall become options ("Company Options") to acquire Common Stock ("Common Stock") in the Company, as the ultimate parent of the corporate group which previously included BET Holdings, Inc., pursuant to the terms and conditions of this Restated Stock Option Agreement, it being the intention of the parties to fully vest the remaining Original Options, to cause the Options used to restate such Original Options to have an initial value on the date of restatement equal to the differential between (i) Sixty-Three Dollars ($63.00) multiplied by the number of shares of Class A common stock of BET Holdings, Inc. which could otherwise have been purchased pursuant to the exercise of such cancelled Original Options and (ii) the aggregate exercise price attributable to all such cancelled Original Options, to subject any stock acquired pursuant to the exercise of such remaining Original Options to certain terms and conditions as more fully set forth herein and to allow the restatement of such remaining Original Options into Options hereunder in such manner as shall satisfy the requirements of
Section 424(a) of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties mutually covenant and agree as follows:

         1. Ratification of Outstanding Original Options. Pursuant to the Agreement and Plan of Merger, outstanding options to purchase One Hundred Nineteen Thousand Five Hundred and Fifty-Four (119,554) shares of Class A common stock of BET Holdings, Inc. held by the

Eligible Executive shall be cancelled (the "Cancelled Options") and the Eligible Executive shall become entitled to receive in respect of such Cancelled Options a cash payment equal to the difference between (i) Sixty-Three Dollars ($63.00) multiplied by the number of shares of Class A common stock which could have been purchased by the Eligible Executive upon exercise of the Cancelled Options and
(ii) the aggregate exercise price of all Cancelled Options. The options to purchase One Hundred Nineteen Thousand Five Hundred and Fifty-Four (119,554) shares of Class A common stock which are not being cancelled (the "Remaining Options") shall, pursuant to this Agreement and Plan of Merger, remain outstanding following the merger. Such Remaining Options shall, by virtue of the merger and the reorganization transactions following the merger, constitute Company Options to purchase One Hundred Nineteen Thousand Five Hundred and Fifty-Four (119,554) shares of Common Stock. The Company Options shall be deemed to have been issued pursuant to the BET Holdings, Inc. 1991 Executive Stock Option Plan, as amended and restated through July 30, 1998 in the form of the BET Holdings II, Inc. 1998 Executive Stock Option Plan (the "Plan"), the provisions of which are hereby incorporated by reference. The Plan is hereby adopted and assumed by the Company and the Company hereby assumes the obligations in respect of the Company Options. The exercise price per share, the remaining term of each Company Option and the characteristic of each Company Option as an Incentive Stock Option or as a Nonqualified Option are set forth below:

         Number of Company
         Shares Subject to      Exercise Price Per                       Incentive Stock Option (ISO) or
          Company Options         Company Option       Expiration Date   Nonqualified Stock Option (NQ)
         ------------------     ------------------     ---------------   -------------------------------
o              29,220                   $13.125           11/20/02                      29,220 ISO
o              5,334                    $12.800           04/22/04                       5,334 NQ
o              85,000                   $17.750           07/12/05                      85,000 NQ

No portion of the above-referenced Company Options may be exercised prior to the expiration of six (6) months from the date of this Restated Stock Option Agreement, as set forth above.

         The purchase price of the shares of Common Stock to be acquired through the exercise of any Company Option intending to be an Incentive Stock Option is based upon the Fair Market Value of the Common Stock, as defined by the Plan, as of the date on which the Company Option was originally granted. (The parties agree that any Company Options previously issued which are not described above have been cancelled and the Eligible Executive has received a cash payment equal to the value of such cancelled Company Options.)

         2. Terms and Conditions. In addition to the characteristics of the Company Options set forth in the above chart, it is understood and agreed that each Company Option is subject to the following terms and conditions in addition to any terms and conditions of the Plan that are not restated herein (any such terms being incorporated herein by reference):

                  a.  Sales of Stock.

                  i. Restrictions on Transferability. In addition to the voting restrictions established pursuant to the BET Holdings II, Inc. Voting Trust Agreement ("Voting Trust Agreement") referred to in Paragraph 2(f) below, the Eligible Executive understands and agrees that any shares of Common Stock acquired pursuant to an exercise of a Company Option shall be subject to the restrictions set forth in that certain Stockholders' Agreement Term Sheet ("Stockholders' Agreement") and that certain Letter Agreement dated September 11, 1997, both of which are attached hereto as Exhibit A, and to which the Eligible Executive consents and the Eligible Executive further acknowledges and agrees that each of Johnson and Liberty shall be entitled to take any and all actions determined in his or its sole discretion, including, but not limited to, transactions involving Johnson and Liberty. More specifically, the Eligible Executive acknowledges and agrees that voting restrictions set forth in Section 2 of such Stockholders' Agreement shall be applicable to the shares of Common Stock issuable upon exercise of a Company Option during the term of such Stockholders' Agreement, including, without limitation, following the date such stock is released from the Voting Trust Agreement. In addition, the Eligible Executive acknowledges and agrees to be bound by Section 3 of such Stockholders' Agreement entitled "Fundamental Matters." The Eligible Executive also acknowledges that she is not a party and has no rights under the Stockholders' Agreement as in effect on July 30, 1998.

                  In lieu of the specific restrictions on transfer of shares of Common Stock set forth in Section 4 of the above-referenced Stockholders' Agreement, shares of Common Stock issued to the Eligible Executive upon exercise of the Company Options shall have the rights and be subject to the restrictions set forth below:

                  A. For a period of three (3) years commencing upon the
            acquisition of any shares of Common Stock upon exercise of all or any portion of this Company Option, the Eligible Executive may not sell, transfer, assign, give, pledge, hypothecate or otherwise dispose of, directly or indirectly (a "Transfer"), any such shares of Common Stock other than in a Permitted Transfer. As a condition to the completion of each Permitted Transfer, the person or entity to whom the shares of Common Stock are Transferred shall be required to execute a written instrument, reasonably satisfactory to the Company, agreeing to become subject to the terms and conditions of this Agreement.

                  B. A "Permitted Transfer" shall mean any of the following
            Transfers:

                        (1) A Transfer by the Eligible Executive of shares of
                  Common Stock, without consideration, in any of the following situations:

                              (a) A Transfer to, or in trust for the benefit of,
                        members of her immediate family (consisting of her parents, spouse, siblings, children, and grandchildren) or an entity wholly-owned by the Eligible Executive and/or members of the Eligible Executive's immediate family.

                              (b) A Transfer to a legal representative in the
                        event the Eligible Executive is adjudicated mentally incompetent.

                        (2) A Transfer of Common Stock consented to in writing
                  by the Company.

                  The above-referenced three (3) year restriction shall apply separately with respect to each share of Common Stock acquired in connection with the exercise of any portion of the Company Options ratified herein.

                  ii. Right of First Refusal. In lieu of the "Right of First Refusal" set forth in Section 5 of the above-referenced Stockholders' Agreement, the Eligible Executive shall be subject to a Right of First Refusal as set forth below and shall not be permitted to transfer any shares of Common Stock (other than through a transfer which is a "Permitted Transfer" as defined above) except pursuant to a Third Party Offer, as described below, with respect to which the following procedures have been followed:

                  A. If an Eligible Executive has received a bona fide offer from an unaffiliated third party (a "Third Party Offer") to purchase for cash all or any portion consisting of a least ten percent (10%) of her shares of Common Stock, which offer the Eligible Executive desires to accept, the Eligible Executive shall notify each of the Company, Liberty and Johnson of such Third Party Offer to purchase such shares of Common Stock for cash and the material terms thereof. Such notice (the "Offer Notice") shall constitute an offer (the "Offer") by the Eligible Executive to the Company, Liberty and Johnson to purchase all, but not less than all, of the shares of Common Stock which the Eligible Executive desires to sell for the same consideration as such Third Party Offer.

                  B. If any of the Company, Liberty or Johnson desires to accept such Offer, such person or entity (an "Accepting Offeree") shall notify the Eligible Executive and each other offeree of its or his acceptance within thirty (30) days of the date of delivery of the Offer Notice. Thereafter, the Company, Johnson and Liberty shall make the allocations provided for in Section 2(b) and deliver a subsequent notice to the Eligible Exective specifying the number of shares to be purchased by each such Accepting Offeree. Such notice shall constitute the Accepting Offeree's agreement, subject to the receipt of any applicable governmental consent or approval, to purchase such shares of Common Stock for the consideration contained in the Offer Notice. The closing of any such purchase shall occur on the 30th day following the delivery of the original notice of acceptance.

                        (1) In payment for the shares being purchased, each
                  Accepting Offeree shall execute a promissory note with the principal thereof payable in a single balloon amount payable upon the earlier to occur of ten (10) years from the date of such note or ten (10) days from the date of closing of any initial public offering involving the Common Stock. The promissory note shall bear interest at a rate equal to one percent (1%) in excess of the prime rate of interest in effect on the date of execution of the promissory note, as published in The Wall Street Journal on the Friday preceding the date of execution and may be prepaid at any time without penalty. Interest shall be payable on a quarterly basis. Each Accepting Offeree's promissory note shall be the sole obligation of the maker thereof.

                        (2) In connection with the determination of the relative
                  rights of the members or within the group constituting the Company, Liberty and Johnson, the following principles shall apply:

                              (a) The Company shall have the initial right to
                        accept the offer in its entirety and may assign any portion of such right to any qualified retirement plan then in existence on behalf of employees of the Company or its affiliates. In the event that the Company does not choose to accept the offer in its entirety, any shares of Common Stock which are not acquired by the Company shall be made available to Liberty and Johnson, each of whom shall have a right to purchase one-half (1/2) of the shares of Common Stock not purchased by the Company. If either Liberty or Johnson does not choose to purchase all of the shares of Common Stock then made available to Liberty or Johnson, as the case may be, the other party shall have the right to purchase any such shares not so purchased by such party.

                              (b) If none of the Company, Liberty and Johnson
                        accept such Offer, the Eligible Executive shall be entitled to sell such offered shares of Common Stock pursuant to such Third Party Offer, provided that (i) the closing of such transaction occurs within 120 days of the date of delivery of the Offer Notice and (ii) the terms and conditions of such sale (including price) are no less favorable to the Eligible Executive than the terms and conditions set forth in the Offer Notice. An unaffiliated third party purchaser acquiring shares of Common Stock in accordance with the foregoing procedures shall acquire such shares free and clear of any obligations, and shall have no rights under this Agreement. Upon any sale of shares pursuant to the Right of First Refusal set forth herein, the Eligible Executive shall provide customary representations and warranties to the Accepting Offerees as to the ownership of the shares being sold and that such shares are free and clear of all liens, pledges, security interests and other encumbrances.

                        (3) The Right of First Refusal procedure set forth
                  herein shall expire on the date of consummation of the initial public offering of the Common Stock (the "IPO").

                  iii. Registration Rights. The Eligible Executive shall have piggyback registration rights in connection with any initial public offering of the shares of Common Stock subject to any requirements imposed by the underwriters.

                  iv. Tag-Along Requirement. In the event of a sale to a third party by Johnson and Liberty of all of their ownership interests in shares of Common Stock prior to the date of the IPO, any shares of Common Stock acquired by the Eligible Executive pursuant to the prior exercise of the Company Options and any remaining Company Options shall be sold to the same third party, on comparable and appropriate economic terms and conditions.

                  b. Expiration Date. Except as otherwise provided in the Plan and this Agreement, the Company Options ratified hereby may be exercised by the Eligible Executive in whole or in part from time to time, during the period beginning on the expiration of six (6) months from the date of this Agreement and ending on the earlier of (i) the expiration date set forth in Section 1 above or (ii) three (3) months after the date on which the Eligible Executive ceases to be employed by the Company or any Subsidiary Company as such term is defined in the Plan (the "Option Period"). The Company Options shall expire at the end of the Option Period.

                  c. Exercise of Company Option. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares of Common Stock as to which the Company Option is being exercised. Such written notice shall be substantially in the form of Exhibit B attached hereto. Notation of any partial exercise shall be made by the Compensation Committee of the Board of Directors of the Company (the "Committee") on Schedule I hereto.

                  d. Payment of Purchase Price Upon Exercise. At the time of any exercise and within the discretion of the Committee, the purchase price of the shares of Common Stock shall be paid by the Eligible Executive to the Company in cash or with shares of Common Stock (including shares acquired pursuant to the exercise of a Company Option) having a total Fair Market Value, as determined by the Committee, equal to the purchase price, or a combination of cash and shares of Common Stock having a total fair market value equal to the purchase price.

                  e. Nontransferability. The Company Options ratified hereby shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Eligible Executive, the Company Options shall be exercisable only by the Eligible Executive.

                  f. No Rights as Shareholder and Agreement to Enter into Voting Trust Agreement. The Eligible Executive shall have no rights as a shareholder with respect to any shares of Common Stock subject to the Company Options ratified hereby prior to the date of issuance to her of a certificate or certificates for such shares. In addition, the Eligible Executive agrees that any shares of Common Stock acquired before the earlier of (i) July 30, 2008 or (ii) the date of the IPO, shall be reissued in the name of the then current Voting Trustee, under the Voting Trust Agreement attached hereto as Exhibit C and that as a condition to the ratification of the Company Options hereunder, the Eligible Executive shall execute such Voting Trust Agreement.

                  g. Investment Representation. The Committee may require the Eligible Executive (or such other person to whom the Company Option may be transferred in accordance with the terms of this Agreement and the Plan) to deliver to the Committee at the time the Company Options ratified hereby or any portion of such Company Options is exercised, a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to distribution thereof and/or that Eligible Executive or such other person will comply with such restrictions as may be necessary to satisfy the requirements of the federal or state securities law. Delivery of the representation required by this section shall be a condition precedent to the right of the Eligible Executive or such other person to purchase any shares of Common Stock under this Agreement.

         3. Eligible Executive Bound by Plan and Legended Stock Certificates. The Eligible Executive hereby acknowledges receipt of a copy of the Plan and the Stockholders' Agreement and agrees to be bound by all the terms and provisions thereof, including the terms and provisions adopted after the ratification of these Company Options but prior to the complete exercise thereof. In addition, the Eligible Executive acknowledges that any shares of Common Stock issued in connection with the exercise of a Company Option ratified herein shall be marked with a restrictive legend which references the conditions and limitations imposed on such shares of Common Stock by this Agreement.

         4. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 1900 W Place, N.E., Washington D.C. 20018, Attention: General Counsel, any notice hereunder to the Eligible Executive shall be addressed to her at ____________________, any notice hereunder to Liberty shall be addressed to it at 8101 E. Prentice Avenue, Suite 500, Englewood, CO 80111, Attention:
President, and any notice hereunder to Johnson shall be addressed to him at his office, 1900 W Place, N.E., Washington, D.C. 20018, subject to the right of any such person or entity to designate at any time hereafter in writing some other address.

         5. Counterparts. The Agreement has been executed in two counterparts each of which shall constitute one and the same instrument.

         6. Headings. Any headings preceding the text of the sections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

         7. Interpretations. Any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Agreement shall be final, binding and conclusive. All rights under this Agreement shall be governed and construed in accordance with the laws of the state of Delaware.

         IN WITNESS WHEREOF, BET Holdings II, Inc. has caused this Agreement to be executed by an appropriate officer and the Eligible Executive has executed this Agreement, both as of the day and year first above written.

                                    BET HOLDINGS II, INC.


                                         By: /s/ Byron Marchant
                                            ------------------------------------
                                            Title:  Senior Vice President and
                                                    Chief Administrative Officer


                                             /s/ Debra L. Lee
                                            ------------------------------------
                                                     Eligible Executive

                 SCHEDULE I -- NOTATIONS AS TO PARTIAL EXERCISE
                 ----------------------------------------------



                                                 Balance of Shares
                                                 -----------------

                     Number of
     Date of         Purchased       Incentive     Non-Qualified                     Authorized       Notation
    Exercise           Shares       Stock Option       Option          Total         Signature          Date
    --------           ------       ------------       ------          -----         ---------          ----





                                    Exhibit B
                                    ---------


BET HOLDINGS II, INC.
1900 W Place, N.E.
Washington, D.C.  20018
Attention:
            ------------------------

                       Notice of Exercise of Stock Option
                          and Record of Stock Transfer

         I hereby exercise the identified portion of the Option ratified by BET Holdings II, Inc. (the "Company") in a Restated Stock Option Agreement dated July 30, 1998, subject to all the terms and provisions thereof and of the BET Holdings II, Inc. 1998 Executive Stock Option Plan referred to therein, and notify you of my desire to purchase _____ shares of Common Stock of the Company ("Common Stock") which were offered to me pursuant to said Restated Stock Option Agreement, as follows:

  Number of                      Option Price             Incentive Stock Option
    Shares                        Per Share                   or Nonqualified





[Enclosed is my [certified] check in the sum of _____ in full payment for such shares.] [Enclosed are certificates of Common Stock having a fair market value, as determined by the Compensation Committee of the Board of Directors of BET Holdings II, Inc., equal to the purchase price of such shares.]

         I hereby represent that the _____ shares of Common Stock to be delivered to me pursuant to the above-mentioned exercise of the Restated Stock Option on __________ are being acquired by me as an investment and not with a view to, or for sale in connection with, the distribution of any thereof and that such shares shall bear an appropriate legend reflecting the conditions and limitations set forth in the Restated Stock Option Agreement. I further understand that such shares shall be subject to a Voting Trust Agreement and I agree to execute such documents as may be necessary to effectuate such result.

DATED:                         , 19     .
        -----------------------    -----




                                                      --------------------------
                                                         Employee's Signature



         Receipt is hereby acknowledged of the delivery to me by BET Holdings II, Inc. on __________ of stock certificates for __________ shares of Common Stock of BET Holdings II, Inc. purchased by me pursuant to the terms and conditions of the BET Holdings II, Inc. 1998 Executive Stock Option Plan referred to above (the "Plan"), which shares were transferred to me on the Company's stock record books on __________. [I hereby direct that such stock certificates be reissued in the name of Robert L. Johnson, as Voting Trustee of the Voting Trust established in accordance with the Plan in accordance with the terms of my Restated Stock Option Agreement.]


                                                      --------------------------
                                                              Employee




                                       2